Exhibit 99.1

CryoMass Announces Non-Dilutive Financing Agreement

DENVER, Jan. 29, 2024 (GLOBE NEWSWIRE) -- CryoMass Technologies Inc. (the “Company” or “CryoMass”) (OTCQB: CRYM), a leader in cryogenic trichome-rich crops refinement systems, today announced that it has reached terms of an agreement with CRYM Co-Invest GP, a company affiliated with CryoMass (‘’GP”). Under the agreement, entities controlled by GP will have the right to purchase up to five CryoSift Separator™ Units (''Units”) from CryoMass for a total of up to US$6 million. The entities (“Buycos”) will in turn lease the Units to cultivators and processors (‘’Clients’’), that have been sourced and approved by CryoMass. This innovative financing structure provides growth capital to CryoMass while enabling wider deployment of the Company's game-changing processing technology.

This funding arrangement will be non-dilutive to CryoMass shareholders, while providing capital to build Units and working capital for growing the business. The term of each lease is expected to be a minimum of three years, at the end of which Buycos will have the right to sell the Units back to CryoMass for their original purchase price. CryoMass will receive a recurring revenue stream from the processing fees charged to Clients.

"This innovative financing agreement is key since it will allow us to more rapidly deploy our disruptive CryoSift Separators™ and drive adoption of our cutting-edge refinement process," said Christian Noël, CEO of CryoMass Technologies. "We look forward to onboarding new Clients. We will announce further details as lease agreements are finalized".

Although demand for CryoMass' disruptive cryogenic refinement equipment continues to be strong, many operators lack the large upfront capital required under a traditional licensing model. At the same time, CryoMass requires growth capital to manufacture and ship Units to meet increasing demand. This financing arrangement accelerates opportunities for the Company to deploy Units.

Access to capital has been an ongoing challenge for our prospective Clients working in the cannabis industry due to federal prohibition. Although medical and/or recreational cannabis use is now legal in 38 states, most banks still refuse to work with cannabis companies due to federal law. This greatly restricts lending as well as other access to traditional sources of capital.

The common stock of CryoMass Technologies Inc. trades on the OTC QB market under the symbol CRYM. For further information, please contact the Company by email at investors@cryomass.com or by telephone at 303-222-8092.

About CryoMass

CryoMass Technologies Inc. develops and licenses cutting-edge equipment and processes to refine harvested cannabis, hemp, and other premium crops. The company’s patented technology harnesses liquid nitrogen to reduce biomass and then efficiently isolate, collect and preserve delicate resin glands (trichomes) containing prized compounds like cannabinoids and terpenes.

Building on this technology, CryoMass has engineered its premier Trichome Separation unit (CryoSift Separator™), optimized via patented cryogenic processes to rapidly capture intact, high- value cannabis and hemp trichomes (CryoSift™). Much like sugar and flour refinements, the resulting CryoSift™ concentrate is a superior product compared to unprocessed biomass. For cultivators, reducing biomass into CryoSift™ slashes volume up to 80%, dramatically lowering storage, handling, and transportation costs. Properly stored, CryoSift™ prevents potency and terpene degradation, preserving value. For processors, the minimized input volume also enables considerable cost savings and logistics advantages. Extracting from CryoSift™ using solvents and manufacturing solventless products unlocks industrial scale yields unattainable otherwise.

CryoMass anticipates its efficiencies will catalyze industry-wide shifts in cannabis and hemp post- harvest methods. Additionally, the technology shows promise for diverse trichome-rich plants.

This press release is not an offer of securities, or a solicitation for purchase, subscription or sale of securities in the United States of America or in any other jurisdiction in which it would be unlawful to do so.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 that involve known and unknown risks, uncertainties and other factors, including risk factors identified in the Company's SEC filings, and which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, changes in the regulatory environment affecting the sale and use of cannabis or hemp products and of other, potential lines of businesses that the Company will consider entering at a given time, demand for the Company's products, internal funding and the financial condition of the Company, product roll- out, competition, our dependence upon our commercial partners, variations in the global commodities markets and other commercial matters involving the Company, its products and the markets in which the Company operates or seeks to enter, as well as general economic conditions. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Marijuana, as defined in the U.S. Controlled Substances Act, remains a Schedule I drug under the respective act, making it illegal under federal law in the U.S. to, among other things, cultivate, distribute or possess cannabis. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the U.S. may form the basis for prosecution under applicable U.S. federal money laundering legislation. Please carefully review the Company's SEC filings with respect to related risk factor.